                                                         Exhibit 10.6
                                               Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4

                                   AGREEMENT
                                   ---------

     THIS AGREEMENT, made and entered into this 21st day of March, 1997, by and between THE CHICAGO MERCANTILE EXCHANGE ("Employer"), an Illinois not for profit corporation, having its principal place of business at 30 South Wacker Drive, Chicago, Illinois, and T. ERIC KILCOLLIN ("Employee").

                               R E C I T A L S:
                               ----------------

     WHEREAS, Employee has been appointed president and chief executive officer from his position as executive vice president of the Employer; and

     WHEREAS, Employer wishes to retain the services of Employee in the capacity of president and chief executive officer upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

     1. Employment. Subject to the terms of this Agreement, Employer hereby agrees to employ Employee during the Agreement Term as president and chief executive officer and Employee hereby accepts such employment. The duties of Employee as president and chief executive officer shall include, but not be limited to, the performance of all duties associated with the management and operation of Employer, including the execution of all policies formulated by its Board of Governors, the selection and hiring of personnel for the various divisions and departments, the training and establishing of duties and responsibilities of supervisory personnel and improvements in organization, accounting procedures and financial policy for Employer. Employee shall devote his full time, ability and attention to the business of Employer during the Agreement Term, subject to the direction of the Board of Governors.

     Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, engaging in teaching and lecture activities (including without limitation teaching activities at the University of Chicago), and serving as a member of the board of directors of a publicly held corporation, as long as the Board of Governors does not determine that such activities interfere with or diminish Employee's obligations under the Agreement. Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement.

     2. Agreement Term. Employee shall be employed hereunder for a term ("Agreement Term") commencing on February 1, 1997 and expiring on March 31, 2000, unless sooner terminated as herein provided. Unless renewed by the mutual written agreement of the parties, the Agreement will automatically terminate upon the expiration of the Agreement Term. Employer will give Employee written notice of its intention to renew or not to renew or to renegotiate the terms of the Agreement at least 60 days prior to expiration. In the absence of renewal, upon expiration of the Agreement Term, Employee shall be an employee of the Employer working without a contract.

     3.   Compensation.

          (a) Annual Base Salary. During the Agreement Term, Employee shall receive an annual Base Salary of Five Hundred and Fifty Thousand Dollars ($550,000), payable in regular installments consistent with the payment of compensation to other executive officers of Employer. Employer shall annually review the Base Salary and may, at its sole discretion, increase the level from the level then in effect.

          (b) Bonus. In addition to the annual Base Salary, Employee may be entitled to an annual bonus for each calendar year ending during the Agreement Term to reflect the value of Employee's services during such calendar year. Employee's bonus shall not be considered as part of the staff bonus program of Employer, but shall be separately determined by the Employer. The bonus for each such calendar year is payable between the first and tenth day after the close of such calendar year.

          (c) Business Expenses. Employer agrees to pay directly, or promptly reimburse Employee for, all reasonable expenses incurred in furtherance of or in connection with the transaction of the business of Employer hereunder, subject, however, to accounting by Employee and approval by Employer. Employer will advance to Employee an amount equal to the initiation fees at one country club selected and joined by Employee in which membership is necessary or useful to the performance of Employee's duties hereunder. The amount of such advance shall constitute a loan from Employer to Employee that shall be payable by Employee to Employer in a lump sum, without interest thereon, within thirty (30) days following the date of termination of Employee's employment with Employer.

          Employer will pay or reimburse Employee for the following:

          1. all reasonable annual dues and membership expenses in the aforementioned country club and all reasonable expenses incurred in furtherance of or in connection with the transaction of the business of Employer hereunder at such country club; and

          2. all reasonable initiation fees, annual dues and membership expenses in such civic and lunch clubs selected by Employee as are necessary or useful to the performance of Employee's duties hereunder and all reasonable expenses incurred in furtherance of or in connection with the transaction of the business of Employer hereunder at such civic and lunch clubs.

          All of the aforementioned amounts subject to reimbursement by Employer to Employee shall be subject to an accounting by Employee and approval by Employer. It is also understood that it will be necessary for Employee to have the use of an automobile to perform his duties hereunder and Employer will provide an automobile and reimburse Employee for all expenses incurred in connection with the business use of such automobile. At Employee's option he shall be reimbursed by Employer for all taxicab and other commuting expenses related to travel by Employee between his personal residence and the principal offices of Employer, in lieu of being provided with the use of an automobile by Employer.

          (d) Professional Services. Employee shall be entitled to reimbursement for his expenses for professional services including legal, accounting, investment advice, management training, etc., relating to his negotiations for employment and continued employment, performance of duties and reporting obligations hereunder, management of personal finances, and tax advice, planning and payment. Employee shall be reimbursed under this paragraph at the rate of Twelve Thousand Five Hundred Dollars ($12,500) for each calendar year ending during the Agreement Term.

     4. Insurance. Employee shall be included under any group medical, dental, vision, life, accidental death and dismemberment, disability and other insurance programs from time to time during the Agreement Term offered by Employer to its executive officers or staff employees.

     5. Vacation and Fringe Benefits. Employee shall be entitled to a reasonable amount of annual vacation as commonly granted to other executive officers. Employee shall be permitted

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to participate in and take advantage of any other fringe benefits offered from time to time during the Agreement Term by Employer to its executive officers or staff employees.

     6.   Pension and Retirement Benefits.

          (a) Employee shall be entitled to participate in any pension, profit sharing, savings, cash balance, or other retirement plan, other than the Chicago Mercantile Exchange Supplemental Executive Retirement Plan, ("Plan") from time to time during the Agreement Term maintained by Employer in accordance with the terms and conditions provided therein. In the event Employee's employment with Employer, whether before, at, or after the expiration of the Agreement Term, terminates prior to Employee's full vesting of retirement benefits under any Plan, and provided Employee's employment is not terminated for "cause" as defined in paragraph (d) of Section 8 hereof, Employee's rights thereunder shall not be subject to any forfeiture but shall be treated as if fully vested under such Plan and Employee shall receive retirement benefits from either such Plan, Employer or both, based upon such Plan's then current benefit formula limited to Employee's actual service with Employer and his average earnings at the date of termination. Employee will be credited with his aggregate period of employment with Employer, both before his initial termination of employment in June, 1994, and from and after his date of reemployment in March, 1996, for all purposes of each Plan; provided that such employment shall not be credited in a manner that is inconsistent with the provisions of any Plan that is intended to meet the tax qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"); and provided further that the amount of any benefit payable to Employee under any such Plan shall be reduced to reflect the amount of any benefit previously paid to him under such Plan to the extent necessary to prevent duplication of benefits. Notwithstanding the foregoing (except for

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

the aforementioned protection from forfeiture and provision for credit of employment), Employee shall not be entitled to any greater benefit under any Plan than any other employee who has been employed for an equivalent period of service.

          (b) During the Agreement Term, Employee shall be eligible to participate in the Chicago Mercantile Exchange Senior Management Supplemental Deferred Savings Plan, or any amended or successor plan, in accordance with its terms, and any bonus payable to Employee pursuant to paragraph (b) of Section 3 of the Agreement shall be included as compensation for purposes of determining the "Deferral Elections" and the "Cash Balance Plan Make-Whole Credit" under the Chicago Mercantile Exchange Senior Management Supplemental Deferred Savings Plan, or any amended or successor plan. In no event will any future amendment to, or termination of, the Chicago Mercantile Exchange Senior Management Supplemental Deferred Savings Plan, or any amended or successor plan adversely affect the contributions made or to be made for, and the benefits of, Employee determined pursuant to the terms of such Plan as of the date hereof.

          All contributions made for the benefit of Employee pursuant to this paragraph (b), at any time during the Agreement Term, shall be contributed by Employer to a Trust Agreement to be established by Employer no later than December 31, 1997. Designated officers of Employer shall be the trustees of such Trust Agreement and shall have investment authority with respect to Trust assets; provided that the trustees shall give consideration to investment guidelines made available by Employee from time to time. Trust assets will be subject to creditors of Employer, but will otherwise be available only to pay benefits to Employee and his beneficiaries pursuant to the terms of this paragraph (b) and the Chicago Mercantile Exchange Senior Management Supplemental Deferred Savings Plan or any amended or successor plan. Contributions to the Trust Agreement shall be made at the same time or times that contributions are made for the benefit of Employee under the Chicago Mercantile Exchange Senior Management Supplemental Deferred Savings Plan.

          (c) (i) Distributions. Upon termination of Employee's employment with Employer for any reason, Employer shall direct the trustees of the Trust Agreement referred to in paragraph (b) next above to distribute the then assets of the Trust to the Employee (or to his beneficiaries in the event of his death), such payment to be made or commenced within 60 days of such termination of employment. Provided that Employer has contributed to such Trust Agreement the full amount required under paragraph (b) of this Section, and that the Trust assets have been used for no other purpose, the payment to Employee (or his beneficiaries) under this paragraph (c) shall be in full satisfaction of Employer's obligations to Employee with respect to the amounts payable under paragraph (b). If Employer fails to make any such contribution, or if Trust assets are used for any other purpose, Employer shall make or commence payment to Employee (or his beneficiaries) out of its general assets, within 60 days of such termination of employment, of the amount by which the payment to Employee (or his beneficiaries) under the first sentence of this paragraph (c) has been reduced by reason of such failure to contribute or use of Trust assets.

          (ii) Amounts payable to Employee (or his beneficiaries) upon termination of Employee's employment with Employer pursuant to paragraph (b) of this section shall be paid in any of the following ways as Employee shall direct by written instrument delivered to Employer at least 90 days prior to such termination of employment (of if Employee shall have failed to direct a method of payment prior to his death as his beneficiary shall direct by written instrument delivered to Employer within 90 days after the date of death of Employee):

          (A)  in a single sum;

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          (B)  in installments, payable in substantially equal amounts, continuing over a period designated by Employee (or his beneficiary), that shall not exceed 10 years; or

          (C) in installments applicable to a portion of such amounts designated by Employee (or his beneficiary) in substantially equal amounts continuing over a period designated by Employee (or his beneficiary) that shall not exceed 10 years, with the balance of such amounts payable in a single sum to Employee (or his beneficiary), within 60 days after the end of such designated installment period; or

          (D) Any combination of the foregoing methods of payment. If the direction of a method of payment is not made by written notice delivered to Employer by Employee (or his beneficiary), within the time period set forth above, payment will be made in a single sum within 120 days of termination of Employee's employment with Employer.

          (d) All amounts held for the benefit of Employee (whether or not vested) under the Chicago Mercantile Exchange Senior Management Supplemental Deferred Savings Plan, the Chicago Mercantile Exchange Supplemental Executive Retirement Plan, and the related Chicago Mercantile Exchange Supplemental Executive Retirement Trust as of December 31, 1997, shall be contributed by Employer, or the trustee of such Trust, to the Trust Agreement established for Employee pursuant to the provisions of paragraph (b) of this Section, in a single sum no later than January 31, 1998. Employer shall cause the trustee of the Chicago Mercantile Exchange Supplemental Executive Retirement Trust to make such contributions pursuant to the terms of this paragraph (d).

          (e) Enhanced Pension Benefit. (i) Employee shall be entitled to an annual Enhanced Pension Benefit for each calendar year ending during the Agreement Term, in an amount equal to:

               (A) Employee's annual Base Salary for the applicable calendar year multiplied by ten percent (10%) ("Enhanced Pension Payment"); plus

               (B) A Gross-Up Payment. A Gross-Up Payment shall mean an additional cash amount payable to Employee in connection with the payment of the Enhanced Pension Payment, such that the net amount retained with respect to Employee, after reduction for any federal, state and local income or employment tax (at the highest applicable marginal rate of taxation for the applicable calendar year) on the Enhanced Pension Payment and the Gross-Up Payment, shall be equal to the sum of (1) the amount of the Enhanced Pension Payment, and (2) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Enhanced Pension Payment and the Gross-Up Payment in Employee's income for income tax purposes, multiplied by the highest applicable marginal rate of federal, state or local income taxation for the applicable calendar year in which the Enhanced Pension Payment and the Gross-Up Payment are to be paid.

          (ii) The Enhanced Pension Payment referred to in subparagraph (i) above for each calendar year ending during the Agreement Term and the Gross-Up Payment for such calendar year shall be paid by Employer directly to Employee as soon as practicable after the end of such calendar year and in any event no later than the January 31 next following the end of such calendar year.

     7.   Disability.

          (a) In the event Employee is permanently disabled, as hereinafter defined, for a continuous period of 6 months, Employer may terminate Employee's employment under the Agreement upon written notice to Employee. In such event, Employee's Base Salary shall continue as provided in paragraph (b) of Section 8.

          (b) Employee, for the purposes hereof, shall be deemed to be "permanently disabled" when, as a result of bodily injury or disease or mental disorder, he is so disabled that he is prevented from performing the principal duties of his employment with or without reasonable accommodation.

     8.   Termination.

          (a) The employment of Employee hereunder shall not otherwise be terminated by Employer, nor shall his authority be in any way modified or diminished during the Agreement Term, however, Employer may terminate the employment of Employee under the Agreement in the event that Employee shall die, or pursuant to Section 7 above if Employee becomes permanently disabled, or for "cause" as hereinafter defined in paragraph (d) of this section.

          (b) In the event of termination of Employee's employment hereunder due to death or his becoming permanently disabled, Employer shall for a period of 6 months following such termination, continue to pay Employee's Base Salary as then in effect to Employee (or to his beneficiary in the event of his death).

          (c) If Employee's employment hereunder is terminated by Employer for cause, or upon expiration of the Agreement Term, Employer shall pay to Employee, as soon as practicable after such termination or expiration, any and all amounts of Base Salary, bonus that has been

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awarded, Enhanced Pension Benefit and accrued but unused vacation pay, that have been earned but not paid to Employee as of the date of such termination or expiration.

          (d) For purposes of this Section, "cause" shall be deemed to exist if, and only if:

          (i) Employee shall engage, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

          (ii) Employee shall intentionally disobey or disregard a lawful and proper direction of the Board of Governors or Employer; or

          (iii) Employee shall materially breach the Agreement and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by Employee of written notice from Employer specifying the nature of the breach and demanding the cure thereof. For purposes of this clause (iii) a material breach of the Agreement that involves inattention by Employee to his duties under the Agreement shall be deemed a breach capable of cure.

     Without limiting the generality of the foregoing, the following shall not constitute cause for the termination of the employment of Employee or the modification or diminution of any of his authority hereunder.

          (i) any personal or policy disagreement between Employee and Employer or any member of Employer or its Board of Governors, or

          (ii) any action taken by Employee in connection with his duties hereunder or any failure to act, if Employee acted or failed to act in good faith and in a manner he reasonably believed

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

to be in and not opposed to the best interest of Employer and had no reasonable cause to believe his conduct was unlawful.

     Notwithstanding anything herein to the contrary, in the event Employer shall terminate the employment of Employee for cause hereunder, Employer shall give at least 30 days prior written notice to Employee specifying in detail the reason or reasons for Employee's termination.

     (e) The Agreement may be terminated by Employee at any time and for any reason by the giving of at least 60 days advance written notice of same to Employer. In the event Employee terminates the Agreement pursuant to this paragraph with less than 60 days advance written notice of same, the parties acknowledge that Employer will be damaged thereby, but that such damages will be difficult to calculate. Accordingly, Employee will promptly pay to Employer, or allow set off against any monies it may then owe to Employee, as full liquidated damages, a sum equal to Employee's Annual Base Salary then in effect, computed daily, for each day his notice of termination under this paragraph is less than 60 days.

     (f) If Employee dies during the Agreement Term, or thereafter but prior to receipt of any amounts to which Employee is entitled hereunder, Employer agrees to pay all amounts payable to or with respect to Employee hereunder that were not paid as of the date of his death, to his beneficiary last designated by written instrument delivered to Employer prior to the date of death. If no such designated beneficiary shall survive Employee, such amounts shall be paid to Employee's surviving spouse, or if none to his lawful descendants per stirpes then living, or if none shall survive him to the legal representative of his estate, or if none is appointed within 6 months of the date of his death, to his heirs at law under the laws of the state in which he is domiciled at the date of his death. Any death benefits payable under this paragraph (f) are in addition to any other benefits due

                                      12
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to Employee or his beneficiaries or dependents from Employer, including, but not limited to, benefits under any Plan referred to in Section 6.

     9.   Nondisclosure of Confidential Information.

          (a) Employee acknowledges that Employer may disclose certain confidential information to Employee during the Agreement Term to enable him to perform his duties hereunder. Employee hereby covenants and agrees that, subject to paragraph (b) of this Section, he will not, without the prior written consent of Employer, during the Agreement Term (except in connection with the proper performance of his duties hereunder) or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of Employer. For purposes of the Agreement, "confidential information" shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members' information, Employer's financial information and plans in the possession or control of Employer that have not been published or disclosed to the general public or the commodities futures industry. If Employee fails to comply with any provisions of this Section, which failure (i) is inadvertent or unintentional, or (ii) occurs notwithstanding Employee's good faith effort to comply with Section, or (iii) does not, and is not likely to, result in significant loss to Employer, then such failure shall not constitute a violation of any provision, covenant or agreement of this Section, for any purposes of the Agreement.

          (b) Section 9(a) shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge issued after Employee and his legal counsel urge that the aforementioned confidentiality be preserved, or if any such confidential information is required to be disclosed by Employee by any law, regulation or order of any court, regulatory commission, department or agency.

     10. Indemnity. Employer shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is an officer, employee or agent of Employer, or any judgment, amount paid in settlement (with the consent of Employer), fine, loss, expense, cost, damage and reasonable attorney's fees incurred by reason of the fact that Employee is an officer, employee or agent of Employer, provided, however, that Employee acted in good faith and in a manner he reasonably believed to be in the best interests of Employer and had no reasonable cause to believe his conduct was unlawful. Employer, at its expense, shall have the right to purchase and maintain insurance or fidelity bonds on behalf of Employee against any liability asserted against him and incurred by him in his capacity as an officer, employee or agent of Employer.

     11. Employee's Right Unsecured. Except as otherwise provided in Section 6, all rights and benefits of Employee and his spouse or other beneficiary under the Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of such benefits. Except as otherwise provided in Section 6, neither Employee nor his spouse or designated beneficiary shall have any interest in or rights against any specific assets of Employer, and Employee and his spouse or other designated beneficiary shall have only the rights of a general unsecured creditor of Employer.

     12. Spendthrift Provision. No interest of Employee or his spouse or other designated beneficiary, or right to receive distribution, under the Agreement, shall be subject in any manner to

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sale, transfer, assignment, pledge, attachment, garnishment or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse or other beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     13. Arbitration; Equitable Remedies. Any controversy or claim arising out of or relating to the Agreement or the validity, interpretation, enforceability or breach thereof, which is not settled by agreement of the parties, shall be settled by arbitration conducted in the City of Chicago, in accordance with the Labor Rules and Procedures of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court having jurisdiction. The arbitration shall be conducted before a single arbitrator selected by the parties. In the event the parties cannot agree on an arbitrator, then the Association will supply both parties with a list of 7 names. The parties will alternatively strike one name until only one remains. First choice will be determined by a coin toss, the winning party having the option of striking first. All expenses of arbitration shall be borne equally by the parties, except for attorney's fees which shall be borne entirely by each party. The arbitrator shall have no power to amend, alter, add to or delete from the Agreement.

     Employee acknowledges that Employer would be irreparably injured by a violation of Section 9 and he agrees that Employer, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual or threatened breach of Section 9 pending and in aid of arbitration of the dispute. If a bond is required to be posted in order for the

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Employer to secure an injunction or other equitable remedy, the parties agree that such bond need not be more than a nominal sum.

     14. Return of Property. Upon his last day of active work, Employee hereby agrees to immediately turn over to Employer any keys, credit cards, passes, and all notes, memoranda, records, documents, computer disks, and all other information, no matter how produced or reproduced, kept by Employee or in his possession or control, used in or pertaining to the business of Employer, it being hereby acknowledged that all of said items are the sole and exclusive property of Employer.

     15. Defense of Claims. During the period of his employment by Employer, and for periods after the termination of his employment, Employee shall reasonably cooperate with Employer at its request in the defense or prosecution of any claim that may be made by or against Employer. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same. For the period after Employee terminates his employment with Employer, Employer shall reimburse Employee for all reasonable expenses in connection therewith, including travel expenses, and shall compensate him at a daily rate equal to his annual Base Salary on the date his employment with Employer terminates, divided by 260, with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to Employee. Less than full days shall be paid for by the hour, determined by dividing the daily rate by eight. To the extent reasonably practicable, Employer shall provide Employee with notice at least 10 days prior to the date on which any such travel is required.

     16. Waiver of Breach. No waiver of either party hereto of a breach of any provision of the Agreement by the other party, or of compliance with any condition or provision of the Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     17. Entire Agreement. The Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

     18. Counterparts. The Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

     19. Acknowledgment by Employee. Employee represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of the Agreement, that he has read the Agreement and that he understands its terms. Employee acknowledges that, prior to assenting to the terms of the Agreement, he has been given reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's length with Employer as to the contents. Employee and Employer agree that the language used in the Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against either party hereto.

     20.  Assignment, Survival of Agreement.

          (a) The Agreement is personal to Employee and shall not be assigned by him.

          (b) Employer may assign the Agreement without the consent of Employee to any other entity who in connection with such assignment acquires all or substantially all of the assets of Employer or into or with which Employer is merged or consolidated. In the event such acquisition, merger or consolidation involves a change in control of Employer, Employee may terminate the Agreement upon 30 days prior written notice to Employer. In the event of a merger, sale, reorganization or other change in control of Employer, the Agreement shall be binding upon and inure to the benefit of any successor to Employer.

          (c) Except as otherwise expressly provided in the Agreement, the rights and obligations of the parties to the Agreement shall survive the termination of Employee's employment with Employer.

     21. Notice. All notices and communications required hereunder shall be in writing and shall be deemed to have been given on the day of delivery if personally delivered, or 2 days after mailing if mailed, postage prepaid, certified or registered, return receipt requested, to the following addresses:

If to Employee:           T. Eric Kilcollin
                          23 E. Scott Street
                          Chicago, Illinois 60610

If to Employer:           Chicago Mercantile Exchange
                          30 South Wacker Drive
                          Chicago, Illinois 60606
                          Attention: Gerald D. Beyer

or to such other addresses as the respective parties may hereafter designate.

     22. Severability. If any clause, phrase, provision or portion of the Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of the Agreement, and shall not affect the application of any clause, provision or portion hereof to other persons or circumstances.

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

     23. Benefit. The provisions of the Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns and upon and to Employee, his heirs, personal representatives and successors, including without limitation, the estate of Employee and the executors, administrators or trustees of such estate.

     24. Relevant Law: The Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to the conflict of law provisions of any state.

     IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and date first above written.

EMPLOYER:                                  EMPLOYEE:

CHICAGO MERCANTILE EXCHANGE,
an Illinois not for profit
corporation                                /s/ T. Eric Kilcollin
                                           ----------------------
                                           T. Eric Kilcollin

By: /s/ John F. Sandner
    --------------------------
Its: Chairman
     -------------------------

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